Exhibit 2.3

SERIES DESIGNATION

SERIES PAIGN DRIVE

In accordance with the Limited Liability Company Agreement of Wahed Real Estate Series 1 LLC (the “Company”) dated May 14, 2024 (the “Agreement”) and upon the execution of this designation by the Company and Wahed Financial LLC, in its capacity as Managing Member of the Company and Initial Member of Series Paign Drive, a series of Wahed Real Estate Series 1 LLC (“Series Paign Drive”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Series Paign Drive, a series of Wahed Real Estate Series 1 LLC

Effective date of establishment	August 26, 2024

Managing Member	Wahed Financial LLC was appointed as the Managing Member of Series Paign Drive with effect from the date of the Agreement and shall continue to act as the Managing Member of Series Paign Drive until dissolution of Series Paign Drive pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or Article X

Series Property	The Series Property of Series Paign Drive shall comprise a detached 3 bedroom, 2 bathroom residential property located at 41214 Paign Drive, Sterling Heights, MI 48313, which will be acquired by Series Paign Drive, and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series Paign Drive from time to time, as determined by the Managing Member in its sole discretion

Management Fee	As stated in Section 6.3

Sourcing Fee	$14,300

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.4(a)(i), the number of Series Paign Drive Interests that the Company will initially issue is 3,136

Broker (with respect to the Regulation A offering only)	Dalmore Group, LLC

Brokerage Fee	1.0%, in cash, of the purchase price of the Series Paign Drive Interests sold in the Offering of the Series Paign Drive Interests

Interest Designation	No Member holding Series Paign Drive Interests shall be entitled to any preemptive, preferential or similar rights connection with the issuance of Series Paign Drive Interests.

Voting

Subject to Section 3.5, the Series Paign Drive Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series Paign Drive Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Series Paign Drive Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would materially adversely change the rights of the Series Paign Drive Interests;

(b) mergers, consolidations or conversions of Series Paign Drive or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series Paign Drive Interests voting as a separate class. Notwithstanding the foregoing, the separate approval of the holders of Series Paign Drive Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series Paign Drive Interests other than in accordance with Section 3.7

Other rights	Holders of Series Paign Drive Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Paign Drive Interests

Officers	There shall initially be no specific officers associated with Series Paign Drive, although, the Managing Member may appoint Officers of Series Paign Drive from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	1 Interest per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII

IN WITNESS WHEREOF, this Series Designation has been executed as of the effective date of establishment written above.

MANAGING MEMBER

WAHED FINANCIAL LLC

By:	/s/ Ahmar Shaikh
Ahmar Shaikh
Manager

By:	/s/ Nawvid Ahmed
Nawvid Ahmed
Manager

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